Exhibit 2.3

October 27, 2017

AQUARIAN INVESTORS HERITAGE HOLDINGS LLC
299 Park Avenue, 6th Floor
New York, NY 10017

Re:     Acquisition of Investors Heritage Capital Corporation

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Aquarian Investors Heritage Holdings LLC, a Delaware limited liability company (“Parent”), Aquarian Investors Heritage Acquisition Co., a Kentucky corporation (“Merger Sub”) and Investors Heritage Capital Corporation, a Kentucky corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a direct, wholly-owned subsidiary of Parent. This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Contributing Shareholders”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Parent in exchange for the equity of Parent described in Section 1 below. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.

Commitment. Each Contributing Shareholder (on a several and not joint basis) hereby commits (its “Commitment”), subject to the terms and conditions set forth herein and in the Second Amended and Restated Limited Liability Company Agreement of Parent (the “Operating Agreement”), to transfer, contribute and deliver to Parent, immediately prior to the Effective Time, the number of shares of Company Common Stock set forth beside each Contributing Shareholder’s name on Schedule A hereto (the “Contributed Shares”), free and clear of all Liens (other than any Liens created hereby or under other instruments or agreements delivered to Parent in connection herewith and Liens under applicable securities Laws). In exchange for certificates for the Contributed Shares (duly endorsed for transfer), Parent will issue to each Contributing Shareholder such number of limited liability company membership interests of Parent (the “Parent Membership Interest”) set forth besides such Contributing Shareholder’s name on Schedule A hereto. No Contributing Shareholder shall be obligated to contribute to Parent a number of shares of Company Common Stock in excess of the Contributed Shares allocable to such Contributing Shareholder as set forth on Schedule A. The Parent Membership Interests will be issued in exchange for the Contributed Shares, with the value of each Contribution Share being equal to the per share Merger Consideration.

2.

Closing. The closing of the transfer and contribution of the Contributed Shares and the issuance of the Parent Membership Interests as set forth above (the “Closing”) will take place immediately prior to the Effective Time at such place as shall be designated by Parent. At the Closing, each Contributing Shareholder shall deliver to Parent (a) one or more stock certificates or Book-Entry Shares evidencing such number of Contributed Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and (b) a duly executed counterpart signature page to the Operating Agreement. At the Closing, Parent shall deliver to each Contributing Shareholder a copy of the definitive Operating Agreement, duly executed by Parent, evidencing such number of Parent Membership Interests set forth besides such Contributing Shareholder’s name on Schedule A hereto.

3.	Conditions Precedent.

(a)

The obligations of Parent to consummate the transactions contemplated hereby are subject to (i) the conditions set forth in Section 6.01 and 6.02 of the Merger Agreement being satisfied or waived by Parent other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions, and (ii) the substantially contemporaneous closing of the Merger.

(b)

The obligations of each Contributing Shareholder to transfer, contribute and deliver the Contributed Shares to Parent are subject to (i) the conditions set forth in Section 6.01 and 6.02 of the Merger Agreement being satisfied or waived by Parent other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions, and (ii) the substantially contemporaneous closing of the Merger.

4.

Termination. The obligation of each Contributing Shareholder hereunder will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Closing, at which time the obligation will be fulfilled.

5.

Indemnity. The Parent will indemnify, exonerate and hold each Contributing Shareholder and each of his, her or its affiliates, fiduciaries, employees and agents and each of the partners, members, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages and expenses in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, but excluding punitive damages (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of or relating to any breach of any representation, warranty or agreement in this Agreement by the Parent. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parent hereby agrees to make the maximum contribution to the payment and satisfaction of each of such Indemnified Liabilities that is permissible under applicable law.

6.

No Modification; Entire Agreement. This Agreement may not be amended, modified or supplemented except by an agreement in writing signed by Parent and the Contributing Shareholders that collectively own a majority of the Contributed Shares. This Agreement constitutes the sole and entire agreement of the Contributing Shareholders or any of their respective affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7.

Parties in Interest; No Third Party Beneficiaries. (i) This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and the Contributing Shareholders, (ii) nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent and the Contributing Shareholders) any legal or equitable right, benefit or remedy of any nature whatsoever, and (iii) Parent’s creditors shall have no right to enforce, or to cause Parent to enforce, this Agreement; provided, however, that each of Parent and the Company is an intended third-party beneficiary of this Agreement and is entitled to enforce this Agreement in accordance with its terms.

8.	Governing Law; Submission to Jurisdiction; Venue; Specific Performance.

(a)

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)

Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than a court in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts.

(c)

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party to this Agreement (i) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (ii) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.

No Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities (including the Commitments) under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute sole discretion. Notwithstanding the foregoing, but subject to Section 11(e), (a) Parent may transfer or assign, in its sole discretion, its rights or obligations under this Agreement (including all or any portion of the Commitment of each Contributing Shareholder), in whole or from time to time in part to one or more of its direct or indirect wholly-owned subsidiaries; provided that any such transfer or assignment shall not relieve Parent of its obligations hereunder and (b) a Contributing Shareholder may assign all or a portion of its obligation to transfer, contribute and deliver the Contributed Shares to the extent such Contributed Shares were permitted to be transferred under the Voting Agreement to a Permitted Transferee (as defined therein) and such shares were so transferred; provided that (i) the transferee agrees in a writing reasonably acceptable to Parent to assume all of the transferor’s obligations hereunder and (ii) any such transfer or assignment shall not relieve such transferor of its obligations hereunder. Any purported assignment in violation of the foregoing shall be void.

10.

Contributing Shareholder Eligible Retirement Plan. As provided in the Merger Agreement, prior to the Merger the Company will terminate the IHCC Retirement Savings Plan (the “ESOP”) and cause the ESOP to distribute the shares of Company Common Stock held in the participant accounts to the respective participants, which include some of the Contributing Shareholders. The parties contemplate that some or all of the Company Common Stock distributed to the Contributing Shareholders will be used by them to satisfy the respective Contributing Shareholder’s obligations under this Agreement to contribute the Contributed Shares to the Parent. The parties further contemplate that one or more Contributing Shareholders may transfer the shares of Company Common Stock distributed from the ESOP to an “eligible retirement plan” (an “ERP”) as that term is used in Internal Revenue Code §402(c). To the extent that a Contributing Shareholder uses Company Common Stock held in an ERP to satisfy such Contributing Shareholder’s obligations under this Agreement, such Contributing Shareholder covenants and agrees to cause such ERP to fully comply with each and every obligation of such Contributing Shareholder under this Agreement, including the representations and warranties in Annex A hereto, to the same extent as if the ERP were the Contributing Shareholder and party to this Agreement. All representations and warranties made by the Contributing Shareholder in this Agreement and any annex, schedule or exhibit hereto are made by and for the Contributing Shareholder and on behalf of the Contributing Shareholder’s ERP.

11.

Representations and Warranties. Each Contributing Shareholder represents, warrants and agrees to the representations, warranties and agreements made by such Contributing Shareholder pursuant to Annex A, as of the date hereof and as of the Closing. In addition, Parent represents, warrants and agrees to the representations, warranties and agreements made by Parent pursuant to Annex B, as of the date hereof and as of the Closing. Each of the representations, warranties and agreements of each Contributing Shareholder and of Parent contained in this Agreement shall survive the Closing. No representation, warranty, inducement, promise understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

12.	Miscellaneous.

(a)

From time to time, at Parent’s reasonable request and without further consideration, each Contributing Shareholder shall take all further action, and execute and deliver or cause to be executed or delivered such additional documents, as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)

Any consent, approval, notice, request or demand required or permitted by this Agreement must be in writing and shall be deemed to have been given when actually received by the party to whom notice is sent.

(c)

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable in any jurisdiction, then (i) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the transactions contemplated hereby are consummated to the extent possible and (ii) the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(d)

This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(e)

The parties intend that the transactions contemplated hereby will be treated as exchanges pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended, and any analogous provision of state or local law. The parties shall report such contribution consistent with such tax treatment and no party shall take a contrary position in any tax filing or in any dispute with a taxing authority without the approval of the Contributing Shareholder, except to the extent required by applicable Law.

(f)	The agreements, obligations, representations and warranties of the Contributing Shareholders hereunder shall be several and not joint.

Very truly yours,

AQUARIAN INVESTORS HERITAGE HOLDINGS LLC

By: Aquarian Parc Holdings LLC, its Managing Member

By:	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	Authorized Person

Agreed to and accepted:

HLW INVESTMENT CORP.

By:	/s/ Harry Lee Waterfield II
	Name:	Harry Lee Waterfield II
	Title:	Chairman & CEO

By:	/s/ Raymond L. Carr
	Name:	Raymond L. Carr

By:	/s/ Robert M. Hardy, Jr.
	Name:	Robert M. Hardy, Jr.

By:	/s/ Julie Hunsinger Mink
	Name:	Julie Hunsinger Mink

By:	/s/ Larry Johnson
	Name:	Larry Johnson

By:	/s/ Whitney Waterfield
	Name:	Whitney Waterfield

[Signature Page to Contribution Agreement]

By:	/s/ Garth Waterfield
Name: Garth Waterfield

By:	/s/ Jane Jackson
Name: Jane Jackson

By:	/s/ Kendall Shelton
Name: Kendall Shelton

[Signature Page to Contribution Agreement]

SPOUSAL CONSENT

I, _______________________, spouse of  _______________________ (the “Contributing Shareholder”), have read and approve of the foregoing Contribution Letter, dated as of October 27, 2017, together with all schedules and attachments thereto (collectively, the “Agreement”), by and between my spouse and Aquarian Investors Heritage Holdings LLC (“Parent”). In consideration of Parent and Merger Sub’s entry into the Agreement, I hereby appoint the Contributing Shareholder as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares subject thereto under the community property laws of the State of  _______________________, or under similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:

“Spouse of Contributing Shareholder”

(Signature)

(Print Name)

Schedule A

Contribution

	Contributing Shareholder	Shares	Parent Membership Interests
1.	HLW Investment Corp.	140,620.000	140,620.000
2.	Raymond L. Carr	20,519.708	20,519.708
3.	Robert M. Hardy, Jr.	9,085.941	9,085.941
4.	Julie Hunsinger Mink	5,492.158	5,492.158
5.	Larry Johnson	2,670.315	2,670.315
6.	Whitney Waterfield	2,437.570	2,437.570
7.	Garth Waterfield	1,142.680	1,142.680
8.	Jane Jackson	3,400.104	3,400.104
9.	Kendall Shelton	50.000	50.000

Schedule B

Parent Membership Interests

	Member	Parent Membership Interests
1.	Aquarian Parc Holdings LLC	1,738,547.486
2.	HLW Investment Corp.	140,620.000
3.	Raymond L. Carr	20,519.708
4.	Robert M. Hardy, Jr.	9,085.941
5.	Julie Hunsinger Mink	5,492.158
6.	Larry Johnson	2,670.315
7.	Whitney Waterfield	2,437.570
8.	Garth Waterfield	1,142.680
9.	Jane Jackson	3,400.104
10.	Kendall Shelton	50.000

Annex A

Each Contributing Shareholder represents and warrants to Parent, as follows:

1.

He, she or it has the legal capacity and authority to execute, deliver and perform his, her or its obligations under this Agreement. The execution and delivery by the Contributing Shareholder of this Agreement, the performance by such Contributing Shareholder of his, her or its obligations hereunder and the consummation by such Contributing Shareholder of the transactions contemplated by this Agreement have been duly and validly authorized by such Contributing Shareholder and no other actions or proceedings on the part of such Contributing Shareholder are necessary to authorize the execution and delivery by him, her or it of this Agreement, the performance by him, her or it of its obligations hereunder or the consummation by him, her or it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Contributing Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Contributing Shareholder enforceable against such Contributing Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

2.

The execution and delivery of this Agreement by the Contributing Shareholder do not, and the performance by such Contributing Shareholder of his, her or its obligations under this Agreement and the consummation by such Contributing Shareholder of the transactions contemplated by this Agreement, will not: (a) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, consent, termination, cancelation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of a Lien upon his, her or its Contributed Shares under, any provision of (i) any charter or organizational documents of such Contributing Shareholder, (ii) any Contract to which such Contributing Shareholder is party or by which any of his, her or its Contributed Shares is bound and (iii) any Order or Law applicable to such Contributing Shareholder or his, her or its Contributed Shares or (b) require any consent of, or registration, declaration or filing with, notice to, or permit from, any Person or Governmental Authority (other than any notices or filings as may be required by applicable Law in connection with this Agreement and the transactions contemplated hereby), except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, would not be expected to be materially adverse with respect to the ability of such Contributing Shareholder to timely perform any of his, her or its obligations hereunder in any material respect).

3.

The Contributing Shareholder is, or as of the Closing will be, the sole record holder of the Contributed Shares (either directly or as owner of the Contributing Shareholder’s ERP (as defined in this Agreement)) and has good and marketable title to all of his, her or its Contributed Shares, and upon transfer, contribution and delivery of the Contributed Shares to Parent, such Contributing Shareholder will transfer the same free and clear of any Liens (other than any Liens created hereby or under other instruments or agreements delivered to Parent in connection herewith and Liens under applicable securities Laws).

4.

Solely with respect to the Designated Investors, each such Designated Investor is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. For purposes hereof, “Designated Investors” means, collectively, HLW Investment Corp., Raymond L. Carr and Robert M. Hardy, Jr.

5.

The Contributing Shareholder is acquiring the Parent Membership Interests for such Contributing Shareholder’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof. The Contributing Shareholder agrees that the Contributing Shareholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Membership Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Parent Membership Interests), except in compliance with (i) the Securities Act and the rules and regulations of the SEC thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any other agreement among the Contributing Shareholders.

6.	The Contributing Shareholder has:

(a)

such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the Parent Membership Interests, contemplated by this Agreement including the risk that the Contributing Shareholder could lose the entire value of those securities, and has so evaluated the merits and risks of such purchase, and can bear any loss associated with an investment in those securities;

(b)

been given access to and an opportunity to examine such documents, materials and information concerning Parent as the Contributing Shareholder deems to be necessary or advisable in order to reach an informed decision as to an investment in Parent, to the extent that Parent possesses such information, has carefully reviewed and understands these materials and has had answered to the Contributing Shareholder’s full satisfaction any and all questions regarding such information, and is familiar with the business and financial condition and operations of Parent and the Company; and

(c)

made such independent investigation of Parent, its management, and related matters as the Contributing Shareholder deems to be necessary or advisable in connection with the acquisition of the Parent Membership Interests contemplated by this letter agreement.

Annex B

Parent represents and warrants to each Contributing Shareholder, as follows:

1.

Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has delivered to the Contributing Shareholders true and complete copies of the Parent’s Certificate and the Operating Agreement of the Parent as in effect on the date hereof. Such documents will be in effect in such form on the Closing Date. Parent is not in material violation of any of the provisions of such documents. Parent has the company power and authority necessary to carry on its business as now being conducted and as proposed to be conducted immediately after the Merger.

2.

Parent has taken all action required to authorize the execution and delivery of this Agreement, the Operating Agreement and the issuance of the Parent Membership Interests. Parent has the power and authority to execute and deliver this Agreement and the Operating Agreement and to perform its obligations hereunder and thereunder, including, without limitation, issuing the Parent Membership Interests. Each of this Agreement and the Operating Agreement has been duly executed and delivered by Parent, and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

3.

The Parent Membership Interests, when issued in exchange for the Contributed Shares, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of restrictions on transfer, other than those set forth in the Operating Agreement and applicable federal and state securities laws.

4.

Neither Parent nor any of its subsidiaries has conducted any material business or entered into any material transactions or incurred any material liability other than in connection with the formation of the Parent, the Merger Agreement, the transactions contemplated hereby and thereby and the financing thereof.

5.

On the Closing Date, following the consummation of the transactions contemplated by the Merger Agreement, and after giving effect to the issuance of Company Common Membership Interests to the Contributing Shareholders, 1,923,965.962 Membership Interests of Parent will be issued and outstanding, no other Membership Interests of the Parent will be issued and outstanding and such Parent Membership Interests will be owned, beneficially and of record, by the persons and in the amounts set forth in Schedule B hereto. On the Closing Date, all of the issued and outstanding shares of Parent Membership Interests will have been duly authorized and validly issued and will be fully paid and non-assessable. The Parent has not granted any outstanding options, rights or other securities convertible into or exchangeable or exercisable for Membership Interests or other equity securities of the Parent, or made or entered into any other commitments or agreements providing for the issuance of additional Membership Interests,  Except as set forth on Schedule B, and as set forth in this Agreement, there are no, voting agreements, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Membership Interests to which the Parent is a party or by which the Parent is bound.